<PAGE1>
                    SCHEDULE 14A INFORMATION


        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]


Check the appropriate box:

[  ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to section 240.14a-11(c) or
Section 240.14a-12


             ATLANTIC COAST AIRLINES HOLDINGS, INC.
        (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box)

[ X ]      No fee required.

[  ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1) or
Item 22(a)(2) of Schedule 14A.
[  ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and O-11.
     1.   Title of each class of securities to which transaction
     applies:
     ______________________________________________________
     2.   Aggregate number of securities to which transaction
     applies:
     ______________________________________________________
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth maximum amount on which filing fee is calculated and state how it was determined):
     _______________________________________________________
     4.   Proposed maximum aggregate value of transaction:
     _______________________________________________________
     5.   Total fee paid:
     _______________________________________________________
[  ] Fee previously paid by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1.   Amount Previously Paid:
     _______________________
     2.   Form/Schedule or Registration Statement No.:
     _______________________
     3.   Filing Party:
     _______________________
     4.   Date Filed:
     _______________________
<PAGE2>
               ATLANTIC COAST AIRLINES HOLDINGS, INC.
                           515-A Shaw Road
                       Dulles, Virginia 20166


                                                        April 2, 1999

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Atlantic Coast Airlines Holdings, Inc., to be held on Wednesday, May 19, 1999, at 10:00 a.m. local time, at the Washington Dulles Airport Hilton Hotel, 13869 Park Center Road, Herndon, Virginia.

      This year we are asking you to elect nine directors of the Company to serve until the 2000 Annual Meeting. We are also asking you to ratify the Board of Directors' selection of independent auditors for the year ending December 31, 1999. The Board of Directors recommends that you vote FOR each of these proposals.

      At the Annual Meeting, the Board of Directors will also report on the Company's affairs and provide a discussion period for questions and comments. The Board of Directors appreciates and encourages stockholder attendance and participation.

      Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

     Thank you for your cooperation.

                                        Sincerely,



                                        /S/
                                        C. Edward Acker
                                         Chairman  of  the  Board  of
Directors
<PAGE3>
               ATLANTIC COAST AIRLINES HOLDINGS, INC.
                           515-A Shaw Road
                       Dulles, Virginia 20166


              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD MAY 19, 1999


To the Stockholders of
ATLANTIC COAST AIRLINES HOLDINGS, INC.:

            NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Meeting") of Atlantic Coast Airlines Holdings, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 19, 1999, at 10:00 a.m., local time, at the Washington Dulles Airport Hilton Hotel, 13869 Park Center Road, Herndon, Virginia, for the following purposes, as more fully described in the accompanying Proxy Statement:


1) To elect nine directors to serve for the coming year and until their successors are elected;

2) To ratify the Board of Directors' selection of the Company's independent auditors for the fiscal year ending December 31, 1999; and

3) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

           Only holders of record of the Company's common stock, par value $0.02 per share (the "Common Stock"), at the close of business on March 24, 1999 are entitled to receive notice of and to vote at the Meeting. A list of such holders will be open for examination by any stockholder during regular business hours for a period of ten days prior to the Meeting at the offices of the Company, located at 515-A Shaw Road, Dulles, Virginia.

           All stockholders are cordially invited to attend the Meeting. In order to ensure that your Common Stock is represented at the Meeting, regardless of whether you intend to attend in person, please complete, date and sign the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                   By order of the Board of Directors



                                   /S/
                                   Richard J. Kennedy
                                     Vice  President,  Secretary  and
General Counsel
April 2, 1999
<PAGE4>
               ATLANTIC COAST AIRLINES HOLDINGS, INC.
                           515-A Shaw Road
                       Dulles, Virginia 20166

                        Phone: (703) 925-6000

                      _________________________

                           PROXY STATEMENT
                      _________________________


                            INTRODUCTION


      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic Coast Airlines Holdings, Inc. (the "Company") for use at the Company's annual meeting of stockholders, to be held at 10:00 a.m., local time, on Wednesday, May 19, 1999, at the Washington Dulles Airport Hilton Hotel, 13869 Park Center Road, Herndon, Virginia, and at any adjournment or postponement thereof (the "Meeting").

      Written communications to the Company should be sent to the Company's office, located at 515-A Shaw Road, Dulles, Virginia 20166. The Company can be reached by telephone at (703) 925-6000. This Proxy Statement and the accompanying proxy card (the "Proxy Card"), together with a copy of the Company's 1998 Annual Report, are first being mailed on or about April 13, 1999, to persons who were holders of record of the Company's common stock, par value $0.02 per share (the "Common Stock"), at the close of business on March 24, 1999 (the "Record Date").

Matters to be Considered at the Meeting

      At the Meeting, the holders of shares of Common Stock as of the Record Date will be asked to elect nine members to the Board of Directors for the coming year; ratify the Board of Directors' appointment of KPMG LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 1999; and transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Voting at the Meeting

      The Board of Directors has fixed March 24, 1999 as the Record Date, and only holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding and entitled to vote approximately 19,531,623 shares of the Common Stock.

<PAGE5>
      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting. Nominees to the Board of Directors will be elected by the affirmative vote of a plurality of the shares of the Common Stock present and voting at the Meeting. This means that the nine nominees who receive the largest number of votes cast "FOR" will be elected as directors at the Meeting. Approval of other matters to be raised at the Meeting requires an affirmative vote of at least a majority of the shares voted and entitled to be voted at the Meeting. On each of these matters, holders of record of Common Stock on the Record Date will be entitled to one vote for each share of Common Stock held.

      In accordance with Delaware law, abstentions and shares held of record by a broker or other nominee ("Broker Shares") that are voted on any particular matter are included for purposes of determining the number of votes present and entitled to vote on that matter. Broker Shares that are not voted on any particular matter at the Meeting will not be treated as entitled to vote for that matter.

Proxies

      If the enclosed Proxy Card is properly executed and returned in time for the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions given thereon. If no instructions are given, shares will be voted "FOR" all of the Board's nominees for election to the Board of Directors and "FOR" each of the other matters discussed in this Proxy Statement. Proxies will extend to, and be voted at, any adjournment or postponement of the Meeting.

      The Board of Directors does not presently intend to introduce any business at the Meeting other than as set forth in this Proxy Statement, and has not been informed that any other business is to be presented at the Meeting. Should any other matter properly come before the Meeting, however, the persons named as proxies in the accompanying Proxy Card or their duly authorized and constituted substitutes intend to vote or act thereon in accordance with their best judgment.

      Any stockholder who has executed and returned a Proxy Card and who for any reason wishes to revoke his or her proxy may do so at any time before the proxy is exercised by (i) giving written notice to the Secretary of the Company at the above address, (ii) voting the shares represented by such proxy in person at the Meeting, or (iii) giving a later dated proxy at any time before the Meeting. Attendance at the Meeting will not, by itself, revoke a proxy.

Expenses of Solicitation

      The costs of the solicitation of proxies will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed Proxy Card and the Company's 1998 Annual Report, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.
<PAGE6>
                            PROPOSAL ONE
                        ELECTION OF DIRECTORS


Introduction

      The  nine  individuals set forth in the  table  below  are  the
Company's  nominees  for election to the Board of  Directors  at  the
Meeting. Directors are elected for terms of one year and until the next annual meeting of stockholders, and serve until resignation or succession by election or appointment. Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. If any nominee becomes unavailable for election at the time of the Meeting or is not able to serve if elected, the persons voting the proxies solicited hereby may in their discretion vote for a substitute nominee or the Board of Directors may choose to reduce the number of directors. The Board of Directors has no reason to believe that any nominee will be unavailable. Each of the nominees currently serves on the Company's Board of Directors.

      The following table sets forth each nominee's name, age as of April 2, 1999 and position with the Company, and the year in which each nominee first became a director:

     Name                  Age          Position           Director
                                                        Since
C. Edward Acker       69    Chairman of the Board of    1991
                            Directors
Kerry B. Skeen        46    President, Chief            1991
                            Executive Officer and
                            Director
Thomas J. Moore       42    Executive Vice              1997
                            President, Chief
                            Operating Officer and
                            Director
Robert E. Buchanan    56    Director                    1995
Susan MacGregor       53    Director                    1997
Coughlin
Joseph W. Elsbury     69    Director                    1991
James J. Kerley       76    Director                    1991
James C. Miller       56    Director                    1995
John M. Sullivan      62    Director                    1995

Recommendation of the Board

<PAGE7>

     The Board of Directors recommends a vote "FOR" each of the nominees. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR election of each of the nominees.


Background of Nominees

      The following is a brief account of the business experience of each of the nominees for election to the Board of Directors. There are no family relationships among the nominees or special understandings pursuant to which the nominees have been nominated as directors of the Company.

      C. Edward Acker. Mr. Acker is a co-founder of the Company and was its Chief Executive Officer from its formation in October 1991 until March 1995. He became Chairman of the Board of Directors in April 1993, prior to which he had been Vice Chairman of the Board of Directors. He has been a Director since October 1991 and served as President of the Company from October 1991 until October 1992. Mr. Acker served as Chairman and Chief Executive Officer of Pan American World Airways, Inc. ("Pan Am") from 1981 until 1988. Since 1988, Mr. Acker has served as Chairman of The Acker Group, a private company which acts as both principal and adviser in airline-related transactions; and as a partner in Elsbury & Acker, an oil and natural gas exploration company. From February 1995 until February 1996, Mr. Acker served as Chairman and Chief Executive Officer of BWIA International Airways, Ltd. From 1993 to the present, he has served as Chairman of the Board and President of Air Assets, Inc.

      Kerry B. Skeen. Mr. Skeen is a co-founder of the Company and has been its President since October 1992 and Chief Executive Officer since March 1995. From October 1991 until October 1992, Mr. Skeen was Executive Vice President of the Company. He has been a Director of the Company since October 1991 and was its Chief Operating Officer from October 1991 to April 1997. Mr. Skeen was President of the Atlantic Coast division of WestAir Commuter Airlines, Inc. ("WestAir") from 1989 until it was acquired by the Company in 1991. From 1987 to 1989, Mr. Skeen was Vice President of Marketing and Sales of WestAir and, in 1989, was named Senior Vice President of WestAir. Mr. Skeen's affiliation with the regional airline industry began in 1983 when he directed the development and marketing activities of Delta Air Lines, Inc.'s regional airline program, "The Delta Connection."

      Thomas J. Moore. Mr. Moore has been the Company's Executive Vice President and Chief Operating Officer since April 1997, and was Senior Vice President of Maintenance and Operations from June 1994 until then. Prior to joining the Company, Mr. Moore spent nearly ten years with Continental Airlines in Houston, Texas, where he served at different times in the positions of staff vice president, senior director of technical planning, director of financial planning and division controller.

      Robert E. Buchanan. Mr. Buchanan has been a Director since March 1995. Mr. Buchanan is President of Buchanan Companies, LLC, a metropolitan Washington, D.C. real estate firm specializing
<PAGE8>
in commercial and residential development, investments, construction and property management in suburban Washington. Mr. Buchanan has served on the Board of Directors of USLICO Corporation, and currently serves on the Board of Directors of the Washington Airports Task
Force and the Economic Development Commission of Loudoun County, Virginia (former Chairman), which is home to the Company's corporate office and of its hub at Washington-Dulles International Airport.


      Susan MacGregor Coughlin. Mrs. Coughlin has been a Director since October 1997. Mrs. Coughlin has been the chief operating officer and Director of the ATA Foundation since April 1998 and prior to that was the president of Air Safety Management Associates, an aviation consulting firm, since October 1997. From August 1995 to October 1997 she was President and Chief Operating Officer of BDM Air Safety Management Corp., which designs and develops air traffic control systems, and from April 1994 to August 1995 was a Senior Vice President and General Manager of BDM Federal, Inc. She served as a member of the National Transportation Safety Board from 1990 to 1994, where she was appointed to two consecutive terms as Vice Chairman in 1990 and 1992 and served as Acting Chairman in 1992. She held various positions with the U.S. Department of Transportation from 1987 to 1990 and from 1981 to 1983, and with the Export-Import Bank of the U.S. from 1983 to 1987.

      Joseph W. Elsbury. Mr. Elsbury has been a Director of the Company since its formation in October 1991. Mr. Elsbury has been a partner in Elsbury & Acker, an oil and natural gas exploration company, since 1987 and the president of Elsbury Production, Inc., an operating company for privately owned oil and gas interests, for over 20 years.

      James J. Kerley. Mr. Kerley has been a Director of the Company since its formation in October 1991 and an independent financial consultant since 1986. Between 1993 and 1994, Mr. Kerley served as the non-executive Chairman of the Board of Rohr, Inc. From 1981 through 1985 he was Vice Chairman of the Board of Directors and Chief Financial Officer of Emerson Electric Co., and for eleven years prior to that was Chief Financial Officer of Monsanto Company. From 1962 to 1968, he served as Vice President-Finance and Chief Financial Officer of Trans World Airlines, Inc. Mr. Kerley is a director of Borg-Warner Automotive, Inc., DT Industries, Inc. and Goss Graphics Systems, Inc. During the past five years, Mr. Kerley has been, but is no longer, a member of the Boards of various other corporations, including Rohr Industries, Inc., Kellwood Company, Cyprus Amax
Minerals, ESCO Electronics Corporation and Sterling Chemicals, Inc. He has also served as a director of Trans World Airlines, Inc., World Airways and Frontier Airlines.

     James C. Miller III. Mr. Miller has been a Director since March 1995. He has been associated with Citizens for a Sound Economy since 1988, first as Chairman, and since 1993 as Counselor. He is also co-chairman of the Tax Foundation and John M. Olin Distinguished Fellow at George Mason University. He is a director of Washington Mutual Investors Fund. From 1985 to 1988, he served as Director of the Office of Management and Budget of the United States and as a member of President Reagan's cabinet. From 1981 to 1985, he was Chairman of the Federal Trade Commission. Mr. Miller wrote his Ph.D. dissertation on airline scheduling and is the co-author of, among other works, a Brookings Institution volume on airline regulation.
<PAGE9>
      John M. Sullivan. Mr. Sullivan has been a Director since January 1995. Mr. Sullivan joined the accounting firm of Arthur
Andersen & Co. in 1958, and was a Partner from 1970 until his retirement from the firm in 1992. He served as International Tax Director for General Motors Corporation from 1992 to 1994, and is currently a financial and tax consultant. He is also a director of Group Maintenance America Corp.

<PAGE10>
Committees and Board Meetings

      During 1998, there were four regular meetings of the Board of Directors and two meetings by telephone conference. Each nominee attended 75% or more of the aggregate of the meetings of the Board and of the Board's committees on which he or she served.

      The Board has two standing committees -- an Audit Committee and a Compensation Committee. Their functions are described below.

      Audit Committee. The Audit Committee meets with management and the Company's independent accountants to consider the adequacy of the Company's internal controls and financial reporting. The Audit Committee recommends to the Board the Company's independent accountants; discusses with the independent accountants their audit procedures, including the proposed scope and timing of the audit, the audit results and accompanying management letters; reviews the auditor's fees and services; and in general endeavors to ensure the independence of the auditors and accountants. The Audit Committee held two meetings during 1998. The current members of the Audit Committee are Ms. Coughlin and Messrs. Elsbury, Kerley and Miller, who serves as chairman.

      Compensation Committee. The Compensation Committee reviews and approves the direct and indirect compensation and employee benefits of the executive officers of the Company, particularly the Chief Executive Officer; administers the Company's stock option and incentive compensation plans; and reviews in general the Company's policies relating to the compensation of senior management and other employees. The Compensation Committee held six meetings during 1998. The current members of the Compensation Committee are Messrs. Sullivan, Buchanan and Acker, who serves as chairman.

Directors' Compensation

      Directors, with the exceptions noted below, receive an annual fee of $16,000 for serving as Directors, and are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. Messrs. Acker, Skeen and Moore, as officers of the Company, do not receive compensation for their service on the Board. Non-employee directors are entitled to certain flight benefits made available to employees of the Company.

      Effective for the 1998 calendar year, outside directors also receive as additional compensation options to purchase 4,000 shares per year of the Company's common stock, which options vest if the individual continues to serve as a Director as of the end of the year of the grant or if the Director retires by not standing for re-election at the annual meeting of the stockholders. The option exercise price for these grants is set out as the last traded price of the Company's common stock on the date of the grant.


<PAGE11>
                            PROPOSAL TWO
                RATIFICATION OF INDEPENDENT AUDITORS


      The Board has selected KPMG LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 1999. In the event that the Board's selection of auditors is not ratified by a majority of the shares of Common Stock voting thereon, the Board will review its future selection of auditors.

     Effective October 24, 1997, the Company dismissed BDO Seidman LLP as its certifying accountant. BDO Seidman's report on the Company's consolidated financial statements for the fiscal year ending December 31, 1996, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During 1996, there were no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to BDO Seidman's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. During 1997, the Board of Directors' Audit Committee recommended, and the Board of Directors approved, the decision to change accountants. KPMG LLP conducted the Company's audit for fiscal years 1997 and 1998.

      A representative of KPMG LLP is expected to attend the Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Meeting.

Vote Necessary to Approve Ratification

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Meeting is necessary to ratify the Board's selection of KPMG LLP as the Company's independent auditors.

Recommendation of the Board

     The Board of Directors recommends a vote "FOR" the ratification of the selection of KPMG LLP as the Company's independent auditors for the year ending December 31, 1999. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the selection of KPMG LLP.

<PAGE12>
                         EXECUTIVE OFFICERS

     The following table sets forth the name, age as of April 2, 1999 and position of each executive officer of the Company:

                                                      Officer
     Name             Age         Position              Since
C. Edward Acker        69   Chairman of the Board       1991
                            of Directors
Kerry B. Skeen         46   Chief Executive             1991
                            Officer, President and
                            Director
Thomas J. Moore        42   Executive Vice              1994
                            President, Chief
                            Operating Officer and
                            Director
Paul H. Tate           47   Senior Vice President,      1997
                            Chief Financial
                            Officer, Treasurer and
                            Assistant Secretary
Michael S. Davis       34   Senior Vice President -     1995
                            Customer Service
Richard J. Kennedy     44   Vice President, General     1996
                            Counsel and Secretary
David W. Asai          43   Vice President -            1998
                            Financial Planning,
                            Controller and
                            Assistant Secretary


Background of Executive Officers

      The following is a brief account of the business experience of each of the executive officers of the Company other than Messrs. Acker, Skeen, and Moore, each of whose background is described above. There are no family relationships or special understandings pursuant to which such persons have been apointed as executive officers of the Company.

      Paul H. Tate. Mr. Tate has served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since February 1997. From 1993 until that time, he served in various officer capacities at Reno Air, Inc., based in Reno, Nevada, most recently as Chief Financial Officer. Prior to that Mr. Tate served as Vice President - Controller and Vice President of Information Systems with Midway Airlines for over eleven years. Mr. Tate is a Certified Public Accountant.
<PAGE13>
     Michael S. Davis.  Mr. Davis has served as Senior Vice President
- Customer Service since May 1995. From 1993 until that time, he served as Vice President, Customer Service, for Business Express Airlines, Inc. Previously, from 1986, he served in a variety of positions with USAir, Inc., including Station Manager in Boston, Passenger Service Manager in Philadelphia, Ramp Operations Manager in Dayton and various positions in Pittsburgh.

       Richard J. Kennedy. Mr. Kennedy has served as General Counsel and Secretary since May 1996 and was named Vice President in November 1997. From 1991 until joining the Company he was with British Aerospace Holdings, Inc., where he served in various capacities including contract negotiation, aircraft finance, and financial restructuring. Previously he was a private attorney in Washington, D.C. for over ten years.

      David W. Asai. Mr. Asai has served as Vice President - Financial Planning, Controller and Assistant Secretary since January 1998. From December 1994 until that time, he served as Vice President, Controller and Chief Accounting Officer at Reno Air, Inc. From July 1992 to November 1994, Mr. Asai was Vice President - Finance and Chief Financial Officer of Spirit Airlines, Inc. From 1981 to June 1992, Mr. Asai was employed by Midway Airlines, Inc. in various capacities, most recently as Director of Financial Planning and Analysis. Mr. Asai is a Certified Public Accountant.

Executive Compensation

      The following table sets forth information regarding the compensation of the individual who served as the Company's Chief Executive Officer during 1998, and the Company's four other most highly compensated executive officers serving as executive officers at December 31, 1998. Bonus amounts reflect amounts earned for the specified year regardless of when paid.

<PAGE14>
                     Summary Compensation Table

                        Annual Compensation      Long Term
                                                Compensation Awards

                                                        Securiti
  Name and                            Other   Restrict     es        All
   Current     Year Salary   Bonus   Annual      ed     Underlyi    Other
  Position                          Compensa    Stock      ng     Compensa
                                      tion     Awards    Options    tion
                                     (1)(6)    (2) (3)     (3)     (4)(6)

C. Edward      1998  $180,000  $26,541   $27,255               -  $6,930
Acker
Chairman of    1997   180,000   52,406     3,758           20,000  6,930
the Board
               1996   180,000   45,838     4,217                -  6,930


Kerry B.       1998  295,000  356,360  29,206  $653,854  173,000  147,500
Skeen
Chief          1997  275,577  363,474  11,055      -     220,000  148,680
Executive
Officer and    1996  255,000  327,823   5,300      -     200,000  81,680
President


Thomas J.      1998  184,942  180,307  12,674  326,927    73,000  60,000
Moore
Executive      1997  147,843  157,578  12,159      -      50,000  31,000
Vice
President and  1996  128,281  127,963  15,634      -      100,000  20,855
Chief
Operating
Officer

Paul H. Tate   1998  148,212  142,359  19,725  326,927     60,900  27,000
(5)
Senior Vice    1997  119,423  131,478  23,414      -      100,000      -
President
Chief
Financial
Officer,
Treasurer,
and Asst.
Secretary

Michael S.     1998  136,654  131,610   6,706  196,146     40,100  28,000
Davis
Senior Vice    1997  126,000  133,966   9,289      -       10,000  27,646
President
Customer       1996  117,298  116,627   4,895      -      110,000  21,560
Service


______________
(1)    Includes   income  from  certain  medical  expense   and   tax
  reimbursement payments. Automobile compensation for Mr. Acker of $6,450 and Mr. Skeen $9,150 are also included.
(2)   Shares  of  restricted  stock  were  granted  in  exchange  for
  cancellation  of  previously  granted options.   See  "Compensation
  Committee Report on Executive Compensation." Value reported based on a grant date closing stock price of $17.00 per share. The number of shares of restricted stock granted and year end value based on a closing stock price of $25.00 per share is as follows: Mr. Skeen, 38,462 shares, $961,550; Mr. Moore, 19,231 shares, $480,775; Mr.
  Tate, 19,231 shares, $480,775; and Mr. Davis, 11,538 shares, $288,450. Restricted stock vests in equal portions over a five year period.
(3) Number of options reported in table includes options that were cancelled upon the grant of restricted stock described in note 2, above, as follows: Mr. Skeen, options for 100,000 shares were cancelled; Mr. Moore, options for 50,000 shares were cancelled; Mr. Tate, options for 50,000 shares were cancelled; and Mr. Davis, options for 30,000 shares were cancelled. The May 15, 1998 two for one stock dividend has been reflected in this table.
(4) Represents term life insurance premiums in the amount of $6,930 for Mr. Acker, and the total amount of premiums paid by the Company for split dollar life insurance under the Company's deferred compensation agreements in the amount of $147,500 for Mr. Skeen, $60,000 for Mr. Moore, $27,000 for Mr. Tate, and $28,000 for Mr. Davis
(5)  Mr. Tate joined the Company in February 1997.
(6) Other annual compensation and all other compensation have been restated for years 1997 and 1996 to be consistent with the presentation in 1998.

<PAGE16>
   The following table sets forth information regarding grants of stock options by the Company during the fiscal year ended December 31, 1998, to the executive officers named in the Summary Compensation Table above.

                  Option Grants in Last Fiscal Year



            Individual  Grants

            Number     % of
              of       Total          Marke
           Securit    Options           t                    Potential
             ies      Granted  Exerc  Price              Realized Value at
   Name    Underly      to      ise     on   Expiratio    Assumed Annual
             ing     Employee  Price   Date    n Date     Rates of Stock
           Options      in              of                     Price
           Granted    Fiscal          Grant              Appreciation (4)
                       Year
                                                            5%      10%
C. Edward       --       --
Acker
Kerry   B.  100,000  18.55%   17.25  17.25  Jan. 29,   $1,084,043  $2,749,206
Skeen         (1)                             2008
            50,000    9.28%   29.94  29.94    May 5,      941,377   2,385,633
               (2)                             2008
            23,000    4.27%   14.38  14.38    October     207,928     526,931
               (3)                           14, 2008

Thomas J.   50,000    9.28%     17.25   17.25   Jan. 29,  542,422   1,374,603
Moore          (1)                                2008
            10,000    1.86%     29.94   29.94    May 5,   188,275     477,127
               (2)                                2008
            13,000    2.41%    14.38   14.38   October    117,525     297,831
               (3)                             14, 2008

Paul    H.  50,000    9.28%    17.25   17.25   Jan. 29,   542,422   1,374,603
Tate           (1)                               2008
            10,900    2.02%    14.38   14.38   October     98,540   249,720
               (3)                             14, 2008

Michael S.  30,000    5.57%    17.25   17.25   Jan. 29,    325,453   824,762
Davis          (1)                               2008
            10,100    1.87%    14.38   14.38   October     91,308   231,391
               (3)                             14, 2008

The May 15, 1998 two for one stock dividend has been reflected in this table.

(1)  These options were cancelled in exchange for restricted stock.
(2) Options vest in equal portions over a five year period and become fully exercisable upon a change in control.
(3) Options, granted in lieu of salary increases, vest on first anniversary of grant and become fully exercisable upon a change in control.
(4) Assumed value at the end of a ten year period pursuant to SEC-mandated calculations, although these percentages do not necessarily reflect expected appreciation or the actual period of holding by the executive.
<PAGE17>
  The following table provides information regarding the exercise of options during the year ended December 31, 1998, and the number and value of unexercised options held at December 31, 1998, by the executive officers named in the Summary Compensation Table above.

Aggregate Option Exercises in 1998 and Option Values at December 31,
                                1998

   <CAPTION
               Shares                 Number of            Value of
             Acquired                 Securities         Unexercised
                         Value        Underlying         In-the-Money
                 on                   Unexercised           Options
             Exercise    Realized     Options at Year-        at Year-
                           (2)            End(3)               End(1)
     Name                             Exercis Unexercis Exercis  Unexercis
                                        able     able     able      able
 C. Edward     90,000  $1,993,667   466,666   13,334  $11,112,008 $  180,842
 Acker
 Kerry B.     283,505   6,184,897    93,991  286,336    1,548,535  3,766,918
 Skeen
 Thomas J.     37,859     836,310    74,470   89,671    1,528,750  1,351,530
 Moore
 Paul H. Tate  30,499    560,290     2,833    77,568       50,817  1,266,668

 Michael S.    29,000    688,690    82,665    53,435    1,616,290   869,836
 Davis

The May 15, 1998, two for one stock dividend has been reflected in this table.

(1) Based upon a closing market value of the Common Stock of $25.00 per share as of December 31, 1998.
(2) Based on difference between option exercise price and market price of Common Stock on date of exercise.


Employment Agreements

     Under an agreement between the Company and Kerry B. Skeen, which was amended and restated as of January 20, 1999 (the "Skeen
Agreement"), the Company has agreed to employ Mr. Skeen as Chief Executive Officer for a three year term that is automatically extended unless terminated. The Skeen Agreement provides for a minimum annual base salary of $295,000, which amount may be increased from time to time by the Board's Compensation Committee. The Skeen Agreement further provides deferred compensation at a rate of 50% of the annual base salary subject to ten year graduated vesting, and provides that Mr. Skeen shall participate in any bonus plan provided to executive officers generally and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine. In addition, the Skeen Agreement provides that Mr. Skeen shall be granted options covering 100,000 shares on the first business day in each January, beginning in 1999.

     Under the Skeen Agreement, if Mr. Skeen's employment is terminated by the Company "without cause", or if he terminates his own employment "with good reason" (including any termination by the Company or by Mr. Skeen within twelve months after a "change in control"), or upon Mr. Skeen's death or disability for more than twelve months, then: (1) all of Mr. Skeen's options become immediately exercisable; (2) he is paid a one-time bonus equal to three times the highest annual bonus he received during any one of the five previous years ; (3) he is paid his full base salary and deferred compensation for 36 months following the termination; and
(4) he will become fully vested in any deferred compensation. In addition, all of Mr. Skeen's options become immediately exercisable upon any change in control of the Company, as defined in the Skeen Agreement.
     <PAGE18>
     Under an agreement between the Company and Thomas J. Moore, which was amended and restated as of January 20, 1999 (the "Moore Agreement"), the Company has agreed to employ Mr. Moore as Chief Operating Officer for a one year term that is continuously extended unless terminated. The Moore Agreement is substantially similar to the Skeen Agreement except that: the minimum annual base salary is $200,000, adjustable as of May 1 in each year; the deferred compensation rate is 30% of base salary, the annual stock option grant is 35,000 shares as of May 1 in each year, the severance period is two years, the bonus due on severance is two times the highest annual bonus during the prior five years and the disability period prior to termination is six months.

     Under separate agreements between the Company and Mr. Davis (which was effective January 1, 1997 and extended effective each subsequent January 1) and Mr. Tate (which was effective February 1, 1998 and extended effective February 1, 1999) (collectively, the "Officer Agreements"), the Company agreed to employ Mr. Davis as Senior Vice President - Customer Service and Mr. Tate as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary each for a one year term. The Officer Agreements provide for automatic twelve month extensions unless earlier terminated, and for annual base salaries, all of which may be and have been increased from time to time by the Compensation Committee to amounts above that specified in the original agreements. The Officer Agreements provide that Messrs. Davis and Tate shall participate in any bonus plan provided to executive officers generally, in the Company's deferred compensation program, and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine, and provide for automatic acceleration of any stock options held by them upon a change in control of the Company.

     Under the Officer Agreements, if Mr. Davis or Mr. Tate is terminated by the Company "without cause", then the terminated officer shall receive his full base salary and major medical insurance coverage for a period of twelve months, and a portion of any annual bonus prorated to the date of termination. If employment is terminated by the Company "without cause", or by the applicable officer, then the Company will release to the terminated officer its interest in the officer's life insurance policy, including earnings from invested funds in an amount equal to a specified percentage (which shall be 100% upon a change in control) of the premiums paid by the Company.

     Mr. Skeen's and Mr. Moore's employment agreements provide that, if a portion of the benefits payable in connection with a change in control would be subject to an excise tax under the Internal Revenue Code (which excise tax is imposed, generally, if the value of such benefits exceeds three times the executive's average annual compensation) and the deductibility of such payments by the Company would be limited, then the amount of those benefits will be reduced to a level that does not trigger the excise tax, but only if the value of the benefits otherwise payable would be less after payment of the excise tax. Under the Company's form of option agreement for options granted to vice presidents and above, options become fully exercisable upon a change in control of the Company, as defined in the option agreements.

<PAGE19>
                REPORT OF THE COMPENSATION COMMITTEE
                      ON EXECUTIVE COMPENSATION

     Compensation for Messrs. Skeen, Moore, Tate and Davis (the "Senior Executive Officers") consists primarily of base salary, bonus, stock-based awards and participation in a deferred compensation program. Consistent with previous years' compensation practices, in 1998 the Compensation Committee maintained a policy of using primarily operational and financial performance criteria, along with other discretionary factors, to adjust the compensation of its executive officers. The Committee reviewed and considered performance measures for year-to-date improvements by the Company's executive officers and also used industry performance averages as a comparison factor.

     Agreements between the Company and each of the Senior Executive Officers establish minimum base salaries. The Compensation Committee amended the agreements with Mr. Skeen and Mr. Moore in order to recognize their broader responsibilities arising from the expansion of the Company's operations. The Compensation Committee also increased base salaries for Mr. Tate effective February 1998 and for Mr. Davis effective January 1998 in recognition of the current and long-term level of the Company's performance and each individual's contribution to that performance since the last review.

     In October 1998, the Compensation Committee granted stock options to the Senior Executive Officers in lieu of increases in base salary that would have been provided at the next annual salary review. These options vest twelve months from the date of grant, and were valued based upon the equivalent value of expected increases in base salary and other compensation relating thereto as the Committee agreed would have been granted to these individuals based on the Company's performance and each individual's contribution to that performance since the last review. In order to eliminate the possibility of disparate treatment among the Company's officers in the event of certain types of change in control transactions, the Compensation Committee also determined to amend the Company's form of option agreement for options granted to vice presidents and above in order to remove the Committee's discretion over whether such options become exercisable upon certain change in control events, as defined in the option agreements.

     In January 1998, the Compensation Committee granted options to certain officers, contingent upon stockholder approval of an increase in the authorized number of shares under the Company's 1995 Stock Incentive Plan. Stockholder approval was obtained on May 5, 1998.
Subsequent to the stockholder approval date and award of these options, the Compensation Committee discussed alternative forms of stock-based compensation programs that provided relevant incentives to retain certain officers. As part of these discussions, the Compensation Committee requested certain executive officers to agree to a cancellation of the January options and in lieu thereof to accept the grant of a significantly smaller number of restricted shares, which have the same vesting conditions as the January options. Pursuant to this program, the Company cancelled options potentially exercisable for 260,000 shares and granted 100,000 shares of restricted stock. The number of restricted shares granted was determined by comparing the fair value of the proposed restricted shares to the fair value of the option shares, each at various stock prices. Based on the assumptions used in the Black-Scholes option model, the values were deemed equivalent assuming a market price of approximately $28 per share on each vesting date. At a share price below $28 the restricted shares would be more valuable, and at a share price above $28 the options would be more valuable.
     <PAGE20>
     Senior Executive Officers participate in the Senior Management Incentive Plan ("SMIP"), under which they may receive a percentage of their salary as bonus. SMIP payments are based on percentage improvements in the Company's earnings per share over the prior year and on price performance of the Company's stock relative to its peer group members, each in comparison to targets established early in the year. Maximum payouts range from 100% for the Chief Executive Officer to lesser percentages for other participants. For 1998, participants in the SMIP received the maximum bonus allowed under the program. Senior Executive Officers also participate with all other management employees in the Company's Management Incentive Plan ("MIP"), which provides for additional bonus compensation based on the attainment of specified levels of profit margin and operating performance. The 1998 MIP bonus was in the upper one-third of the maximum payout and represented a composite rate made up of actual performance in each of the goal categories.

     Mr. Skeen's compensation for 1998 consisted of the minimum base salary provided for under his employment agreement, an annual bonus under the SMIP and the MIP, the option grants discussed above that were made to all executive officers, and an option for 50,000 shares that the Compensation Committee awarded on May 5, 1998 in order to satisfy the Company's obligation under Mr. Skeen's employment agreement. As noted above, as part of its annual review of Mr. Skeen's compensation, the Compensation Committee determined not to increase Mr. Skeen's cash salary under his employment agreement, but determined to amend his employment agreement in order to recognize Mr. Skeen's broader responsibilities arising from the expansion of the Company's operations. The amendments are designed to further tie Mr. Skeen's compensation to the Company's stock price performance and to further commit him to the long-term success of the Company. Accordingly, the amendments, among other things, increase the number of options to be granted to Mr. Skeen in the future and the amount of deferred compensation accruals in the future, which vest based on Mr. Skeen's continued employment, and increase the amount of severance benefits payable if Mr. Skeen's employment is involuntarily terminated or if there is a change in control of the Company.

     Section 162(m) of the Internal Revenue Code, disallows corporate tax deductions for compensation in excess of $1 million paid to each of the five highest paid officers of the Company unless such compensation is deemed performance related within the meaning of
Section 162(m). The Company's 1995 Stock Incentive Plan is designed so that compensation under the Plan can qualify as "performance based compensation" which is not subject to 162(m). The Company does not believe that, apart from stock options, its arrangements will result in excess of $1 million being paid to any of its executive officers, but is continuing to study how to respond to the possible effects of 162(m).

                             Compensation
                              Committee

                           C. Edward Acker,
                               Chairman
                          Robert E. Buchanan
                           John M. Sullivan
<PAGE21>
     The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

     During 1998 Mr. Acker served as Chairman of the Board of the Company, and together with Messrs. Buchanan and Sullivan, served on the Compensation Committee.
<PAGE22>
Company Stock Performance Graph

     The graph below compares the cumulative total return on Atlantic Coast Airlines Holdings, Inc. ("ACAI") Common Stock for the last five fiscal years with the cumulative total return on the Nasdaq Market Index and the peer group index selected by the Company. The comparison assumes an investment of $100 each in the Company's Common Stock, the Nasdaq Market Index and the peer group on December 31, 1993, with dividends reinvested when they are paid. The companies included in the peer group are ASA Holdings, Inc. (formerly Atlantic Southeast Airlines, Inc.), Comair Holdings, Inc., Mesa Air Group, Inc., Mesaba Holdings, Inc., Midway Airlines and SkyWest, Inc. This peer group differs from last year due to the omission of CCAIR, Inc. which was acquired by another airline. The Company added Mesaba Holdings, Inc. and Midway Airlines as these airlines have a similar gage of equipment as that used by the Company. The addition of these companies does not have a material effect on the total return of the peer group for the periods shown. The Company is not included in the peer group. In the calculation of the annual cumulative stockholder return of the peer group index, the stockholder returns of the companies included in the peer group are weighted according to their stock market capitalization.

                  (PERFORMANCE GRAPH APPEARS HERE)













                               Cumulative Total Return
                     12/93   12/94   12/95   12/96   12/97   12/98

Atlantic Coast         100      23     126     151     391     615
Airlines Holdings,
Inc.
Peer Group             100      52      82      95     139     191
Old Peer Group         100      51      78      87     125     177
NASDAQ Stock           100      98     138     170     208     294
Market

<PAGE23>
           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information, as of December 31, 1998 (except as noted otherwise), concerning beneficial ownership of the Common Stock by each person known by the Company, based upon Schedule 13D/G filings with the SEC, to own beneficially more than five percent of the outstanding shares of the Common Stock. Except as noted otherwise all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                            Number of Shares
                                           Beneficially Owned
Name                                    Shares           Percent

Gordon A. Cain                        2,110,400           10.8%
Eight Greenway Plaza
Suite 702
Houston, TX  77046

Franklin Resources, Inc.             1,581,600(1)          8.1%
777 Mariners Island Boulevard
San Mateo, CA  94404

Atlantic Coast Airlines              1,110,754(2)          5.7%
Employee Stock Ownership
Trust, Bank One, Texas, N.A.,
Trustee
910 Travis Street
Houston, TX  77002

Gilder Gagnon Howe & Co LLC          1,103,475(3)          5.7%
1775 Broadway, 26th Floor
New York, NY  10019

(1)Based  solely  upon Amendment No. 2 to Franklin Resources,  Inc.'s
   Schedule 13G, which it filed with the SEC on January 27, 1999. All shares are beneficially owned by Franklin Advisers, Inc., an investment advisory subsidiary of Franklin Resources, Inc.
(2)Pursuant to the ESOP, voting of shares allocated to participants' accounts is passed through to such participants.
(3)Based solely upon Gilder Gagnon Howe & Co. LLC's Schedule 13G, which it filed with the SEC on February 16, 1999. Gilder Gagnon Howe & Co. LLC has shared power to dispose or direct the disposition of these shares. Gilder Gagnon Howe & Co. LLC holds these shares in customer accounts over which its members and/or employees have discretionary authority to dispose of or direct the disposition of these shares.

<PAGE24>

                  SECURITY OWNERSHIP OF MANAGEMENT


      The following table sets forth certain information, as of March 1, 1999, concerning beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and
(iii) all directors and executive officers of the Company as a group. Except for the effect of community property laws and as noted otherwise all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                            Number of Shares
<CATPION>                                Beneficially Owned (1)
Name                                         Shares      Percent
C. Edward Acker                             884,394        4.4%

Kerry B. Skeen                              128,326         *

Robert E. Buchanan                           22,600         *

Susan MacGregor Coughlin                      4,830         *

Joseph W. Elsbury                            86,000         *

James J. Kerley                               6,000         *

James C. Miller                              18,000         *

John M. Sullivan                              6,000         *

Thomas J. Moore                             114,534         *

Paul H. Tate                                 37,012         *

Michael S. Davis                             86,330         *

All directors and executive
officers                                  1,407,369        7.0
   as a group (13 persons)
    Less than one percent.

(1)Includes options that are exercisable as of or within 60 days after March 1, 1999, as follows: Mr., Acker, 466,666 shares; Mr. Skeen, no shares; Mr. Buchanan, 4,000 shares; Ms. Coughlin, 4,000 shares; Mr. Elsbury, 4,000 shares; Mr. Kerley, 4,000 shares; Mr. Miller, 4,000 shares; Mr. Sullivan, 4,000 shares; Mr. Moore, 107,806 shares; Mr. Tate, 26,167 and Mr. Davis, 83,489 shares.

<PAGE25>
       SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Common Stock to file reports of beneficial ownership with the Securities Exchange Commission, the Nasdaq National Market and the Company. Based solely upon its review of the copies of such forms received by it, the Company believes that, during fiscal year 1998, all required reports were filed on time except for one late report by Ms. Coughlin to report the purchase of Company stock.

                        STOCKHOLDER PROPOSALS

       Securities and Exchange Commission regulations permit stockholders to submit certain types of proposals for inclusion in the Company's proxy statement. Any such proposals for the Company's Annual Meeting of Stockholders to be held in 2000 must be submitted to the Company on or before December 4, 1999, and must comply with the requirements of Securities and Exchange Commission Rule 14a-8 in order to be eligible for inclusion in proxy materials relating to that meeting. Such proposals should be sent to: Atlantic Coast Airlines Holdings, Inc., Attn: Secretary, 515-A Shaw Road, Dulles, Virginia 20166. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement.

      Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to the Board of Directors. Under the Company's Bylaws, unless the date of the 2000 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 1999 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than February 9, 2000 and not before January 10, 2000. Stockholders wishing to make such proposals or nominations must in addition satisfy other requirements under the Company's Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder.

                     ___________________________

           Please complete, date, sign and return promptly the accompanying Proxy Card in the postage-paid envelope enclosed for your convenience. The signing of the Proxy Card will not prevent your attending the Meeting and voting in person.


April 2, 1999
Dulles, Virginia